AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on May 1, 2007 (the “Effective Date”), by and between IES Houston Resources, Inc. (the “Company”) a Delaware corporation and a wholly owned subsidiary of Integrated Electrical Services, Inc. a Delaware corporation (“IES”), and Richard C. Humphrey (the “Executive”).

WHEREAS, Executive and IES have previously entered into an Amended and Restated Employment Agreement (“Original Agreement”) as of September 9, 2005; and

WHEREAS, the parties to the Original Agreement deem it desirable to amend and restate such Agreement in its entirety; and

WHEREAS, as of the Effective Date, IES and the subsidiary companies of IES (collectively, the “IES Companies”) are engaged primarily in the providing of any electrical contracting, information technology principally related to the electrical contracting or cabling industry, and related services business; and

WHEREAS, Executive is employed hereunder by the Company and IES in a confidential relationship wherein Executive, in the course of his employment with the Company and IES, has and will continue to become familiar with and aware of information as to the Company and IES’s customers and specific manner of doing business, including the processes, techniques and trade secrets utilized by IES, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company and IES. This information is a trade secret and constitutes the valuable goodwill of the Company and IES.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Original Agreement is hereby amended and restated in its entirety as follows:

AGREEMENTS

1.Employment and Duties. The Company hereby employs Executive as President of the Pollock Summit Electric, a division of IES Houston Resources, Inc. or in such other position with the Company, IES or another IES Company as from time to time is mutually determined by the Company or IES and Executive.

2.      Term. The term of this Agreement shall commence on the Effective Date and continue until terminated by either the Executive or the Company or IES upon thirty

(30) days’ prior written notice. In the event of termination of the Agreement, except as provided in paragraph 10, the provisions of paragraphs 4, 5, 6, 7, and 8 herein shall survive pursuant to their terms.

3.	Compensation.

(a)     Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $240,000 payable in accordance with the Company’s payroll practices (the “Base Salary”). Executive shall be entitled to such increases in Base Salary, if any, as may be determined on at least an annual basis in the sole discretion of IES.

(b)    Annual Bonus. During the Employment Term, Executive shall be given the opportunity to earn an incentive bonus (the “Annual Bonus”) on the same basis as others employed in the same position as Executive. The actual amount payable to Executive as an Annual Bonus with respect to a Fiscal Year (or portion thereof) shall be dependent upon the achievement of performance objectives established by the Compensation Committee (“Committee”) during such Fiscal Year and may be greater or less than the annual target. That portion of the Executive’s Annual Bonus that is tied to objective targets established by the Committee may not be subsequently reduced by the Committee. The Committee reserves the sole and exclusive right to determine whether the Executive may be entitled to a discretionary bonus and to determine what if any criteria may be considered in making such decision. Any Annual Bonus shall be paid at the same time as similar bonuses are payable to other executive officers of the Company, but in no event later than two and a half (2-1/2) months following the end of the Fiscal Year with respect to which such Annual Bonus is to be paid.

(i)     Fiscal Year 2007 Annual Bonus. Notwithstanding the foregoing, the Company will guarantee a minimum Annual Bonus payment of $120,000 for Fiscal Year 2007. This amount represents the prorated bonus to be paid to the Executive for the employment period from October 1, 2006 through September 30, 2007.

(c)     Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”) on the same basis as such benefit plans are generally made available to other employees of the Company.

(i.)    Vacation. During the term of employment Executive shall be entitled to four (4) weeks of annual vacation leave. Such leave shall be administered in accordance with Company policy.

(ii.)   Automobile Allowance. During the Employment Term, Executive shall be entitled to an automobile allowance of $1,500 per month.

4.	Non-Competition Agreement.

(a)     Executive recognizes that the Company’s and IES’ willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this paragraph 4 and that Executive’s breach of the provisions of this paragraph 4 could materially damage the Company or any other IES company. Subject to the further provisions of this Agreement, Executive will not, during the term of his employment with any IES Company, and for a period of twelve (12) months immediately following the termination of such for any reason whatsoever, except as may be set forth herein, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

(i)     engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any electrical contracting or communications business in direct competition with any IES Company within 100 miles of where any IES Company conducts business, including any territory serviced by an IES Company during the term of Executive’s employment (the “Territory”);

(ii)    hire, employ (or offer to hire or employ) any IES Company employee for the purpose or with the intent of enticing such employee away from or out of the employ of the IES Company;

(iii)   call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of an IES national account or IES Company within the Territory for the purpose of soliciting or selling electrical or communications contracting products or services;

(iv)   call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s knowledge after due inquiry, either called upon by an IES Company or for which an IES Company made an acquisition analysis, for the purpose of acquiring such entity; or

(v)    disclose customers, whether in existence or proposed, of an IES Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that the IES Company has in the past disclosed such information to the public for valid business reasons.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange, the NASDAQ Stock Market or on an over-the-counter or similar market, unless the Board of Directors of the Company consents to such acquisition.

(b)    Because of the difficulty of measuring economic losses to the IES Companies as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the IES Companies for which they would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company or IES, in the event of breach by Executive, by injunctions and restraining orders.

(c)     It is agreed by the parties that the foregoing covenants in this paragraph 4 impose a reasonable restraint on Executive in light of the activities and business of the IES Companies on the date of the execution of this Agreement and the current plans of the IES Companies; but it is also the intent of the Company and IES and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the IES Companies throughout the term of this covenant, whether before or after the date of termination of the employment of Executive, unless the Executive was conducting such new business prior to any IES Company conducting such new business. For example, if, during the term of this Agreement, an IES Company engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefore, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant, unless the Executive was conducting such new business prior to any IES Company conducting such new business.

(d)    It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder and shall enter into a business or pursue other activities not in competition with the electrical contracting activities of the IES Companies or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (a)(i) of this paragraph 4, and in any event such new business, activities or location are not in violation of this paragraph 4 or of Executive’s obligations under this paragraph 4, if any, Executive shall not be chargeable with a violation of this paragraph 4 if the IES Companies shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

(e)     The covenants in this paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

(f)     All of the covenants in this paragraph 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the IES Companies, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by IES or the Company of such covenants. It is specifically agreed that the period of twelve (12) months (subject to the further provisions of this Agreement) following termination of employment stated at the beginning of this paragraph 4, during which the agreements and covenants of Executive made in this paragraph 4 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 4.

(g)    The Company, IES and Executive hereby agree that this covenant is a material and substantial part of this transaction.

5.      Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, IES or any IES Companies or their representatives, vendors or customers which pertain to the business of the Company or IES or any IES Companies shall be and remain the property of the Company or IES or the IES Company, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or IES or the IES Company which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

6.      Inventions. Executive shall disclose promptly to the Company (or to IES or his then-current IES Company employer if it is other than the Company) any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, if conceived during employment, and which are directly related to the business or activities of the IES Companies and which Executive conceives as a result of his employment by the IES Companies. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the employing IES Company, Executive shall execute any and all applications, assignments or other instruments that such IES Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the IES Company’s interest therein.

7.      Trade Secrets. Executive agrees that he will not, during or after the term of this Agreement, disclose the specific terms of the Company’s, IES’ or IES Companies’ relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company, IES or IES Companies, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

8.	Confidentiality.

(a)     Executive acknowledges and agrees that all Confidential Information (as defined below) of the IES Companies is confidential and a valuable, special and unique asset of the IES Companies that gives the IES Companies an advantage over their actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the IES Companies a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws and, that unauthorized disclosure or unauthorized use of the IES Companies’ Confidential Information would irreparably injure the IES Companies.

(b)    Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the IES Companies, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the IES Companies who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the IES Companies’ premises, without the prior written consent of the President of the employing IES Company, or permit any other person to do so. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

(c)     Upon the termination of Executive’s employment with the IES Company for any reason, and upon request of the employing IES Company at any other time, Executive shall promptly surrender and deliver to the IES Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the IES Company in writing that all such materials have been returned.

(d)    As used in this Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the IES Companies (whether or not owned or developed by the IES Company and whether or not developed by Executive) that is not generally known to persons in the electrical contracting business. Confidential information includes, but is not limited to, the following: all trade secrets of the IES Companies; all information that the IES Companies have marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the IES Companies’ products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all IES Companies business records and plans; all IES Companies personnel files; all financial information of or concerning the IES Companies; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the IES Companies; all computer hardware or software manual; all training or instruction manuals; and all data and all computer system passwords and user codes.

9.      Release. Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to receive any payments pursuant to this Agreement unless Executive has executed (and not revoked) a general release of all claims Executive may have against the IES Companies in a form of such release reasonably acceptable to the employing IES Company.

10.	Termination.

(a)     By the Company Without Cause. In the event the employing IES Company determines to terminate Executive Without Cause during the term of this Agreement, the employing IES Company, shall pay Executive twelve (12) months of his then-current base salary within thirty (30) days of the date of such termination in return for Executive’s continuing to be bound by the terms of paragraph 4 of this Agreement for a period of twelve (12) months from the date of termination.

For purposes of this Agreement, “Cause” shall mean (i) Executive’s willful, material and irreparable breach of his terms of employment as provided herein (which remains uncured ten (10) business days after delivery of written notice specifically identifies such breach); (ii) Executive’s negligence in the performance or intentional nonperformance (in either case continuing for ten (10) business days after receipt of written notice of need to cure and sets forth such duty and responsibility) of any of Executive’s material duties and responsibilities to the Company; (iii) Executive’s dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely affects the Company (monetarily or otherwise); (iv) Executive’s conviction of a felony or crime involving moral turpitude; (v) Executive’s confirmed drug or alcohol abuse that materially affects Executive’s service or results in a material violation of the Company’s drug or alcohol abuse policy; or (vi) Executive’s material violation of the Company’s personnel or similar policy, or material violation of the IES’ Code of Conduct policies, or other policies having been made available to Executive by the Company or IES which materially and adversely affects the Company and which remains uncured or continues ten (10) business days after delivery of written notice) and such notice specifically sets forth said violation.

(b)    By the Company For Cause or Resignation by Executive. In the event Executive is terminated by the employing IES Company for cause (as provided for below) or the Executive resigns his employment with the employing IES Company, no payment shall be due and the terms of paragraph 4 of this Agreement shall continue for a period of twelve (12) months from the date of termination.

(c)     By Executive for Good Reason. Executive shall have “Good Reason” to terminate this Agreement due to the Company’s breach of a material provision of this Agreement. In the event this Agreement is terminated by Executive for Good Reason, Executive shall receive from the Company, in a lump sum payment due within 10 days of the effective date of termination, twelve (12) months of base salary at the rate then in effect.

(d)    Disability. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for four consecutive months, then 30 days after receiving written notice (which notice may occur before or after the end of such four-month period, but which shall not be effective earlier than the last day of such four-month period), the Company may terminate Executive’s employment hereunder, provided that Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health, provided that Executive shall have furnished the Company with a written statement from a doctor reasonably acceptable to the Company to such effect and provided, further, that, at the Company’s request made within 30 days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive’s doctor and such second doctor shall have concurred in the conclusion of Executive’s doctor. In the event this Agreement is terminated as a result of Executive’s disability, Executive shall receive from the Company, in a lump sum payment due within 10 days of the effective date of termination, six (6) months of base salary at the rate then in effect.

12.    Complete Agreement. This Agreement sets forth the entire agreement between the parties and fully supersedes all prior written and oral agreements, understandings and representations between the parties. This Agreement is executed, effective and enforceable only after both parties have signed the Agreement and an original executed Agreement has been returned to Company. Executive has no oral representations, understandings or agreements with the Company, IES or any of their officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company, IES and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company, IES and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party’s failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.

13.    Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	IES Houston Resources, Inc.

Attn: Regional Operating Office

1800 West Loop South, Ste. 500

Houston, TX 77027

With a copy to:	Law Department

Integrated Electrical Services, Inc.

1800 West Loop South, Suite 500

Houston, Texas 77027

To Executive:	Richard C. Humphrey

26 Player Green

The Woodlands, TX 77380

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.

14.    Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.    Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflicts of law provisions.

16.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

EXECUTIVE

By:

Name:	Richard C. Humphrey

IES HOUSTON RESOURCES, INC.

By:

Name:	Curtlon L. Warnock
Title:	Vice President

INTEGRATED ELECTRICAL SERVICES, INC.

By:

Name:	Robert B. Callahan

Title:Sr. Vice President, Human Resources